Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aveanna Healthcare Holdings Inc. 2021 Employee Stock Purchase Plan of our reports dated March 19, 2026, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Aveanna Healthcare Holdings Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 3, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 19, 2026